Exhibit 99.1

For Immediate Release

VERRA MOBILITY provides update on year end financial statements AND PROVIDES 2022 FINANCIAL GUIDANCE

MESA, Ariz., March 31, 2022 -- Verra Mobility Corporation (NASDAQ: VRRM) (the “Company”), a leading provider of smart mobility solutions, announced today that it is continuing to finalize its financial statements for the fiscal year ended December 31, 2021, and complete the related Audit Committee investigation described in the Company’s Form 12b-25 filing issued on February 28, 2022. The Company expects the audit of its financial statements to be completed in the near term and confirms its estimated results for 2021 as set forth in its press release dated February 28, 2022.

Because the Company did not file its Form 10-K by March 31, 2022, a technical default will occur under the Company’s first lien term loan credit agreement, revolving credit agreement and senior note indenture, pursuant to which approximately $1,243 million is outstanding. The technical default will not cause an acceleration of any Company indebtedness. The Company expects its year-end 2021 financial statements to be completed, and Form 10-K filed, in advance of the date that any of its debt would be capable of becoming accelerated (May 1, 2022). As of today, the Company has approximately $97 million in cash to fund operations for the foreseeable future.

“As we finalize the audit, we are confident in our business performance,” said David Roberts, president and CEO, Verra Mobility. “Our 2022 outlook remains strong, and we have therefore decided to provide our financial guidance for 2022 at this time.”

2022 Full Year Guidance

Any guidance that the Company provides is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact the Company’s actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release. In addition, the recent acquisitions of Redflex and T2 Systems include preliminary allocations of the fair values of assets acquired and liabilities assumed as of the acquisition date. Purchase price allocations are subject to change within the measurement period (up to one year from the acquisition date). The Company is providing the following forward-looking guidance, which includes Adjusted EBITDA, a non-GAAP financial measure (defined below):

2022 Financial Guidance

Service Revenue: $635 million - $652 million

Product Revenue: $59 million - $63 million

Total Revenue: $694 million - $715 million

Adjusted EBITDA: $312 million - $322 million

The Company is not providing a quantitative reconciliation of Adjusted EBITDA, which is included in its 2022 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, the Company cautions investors that actual results could differ materially from these non-GAAP financial projections.

The Company previously announced the appointment of Craig Conti as Chief Financial Officer to be effective April 11, 2022. In connection with the delayed Form 10-K filing, the Company and Mr. Conti have agreed that if the Form 10-K is not filed by April 8, 2022, his appointment as CFO will be delayed until the day after the Company files its Form 10-K. The potential delay in Mr. Conti’s appointment as CFO will not impact his employment start date, which remains April 11, 2022, or any other terms of his employment agreement.

About Verra Mobility

Verra Mobility (NASDAQ: VRRM) is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company operating in more than 15 countries, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve the most complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration and connectivity with hundreds of tolling and issuing authorities. Verra Mobility fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts, operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in North America, Europe, Asia, and Australia. For more information, please visit www.verramobility.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. The forward-looking statements herein represent the judgment of the Company as of the date of this release, and the Company disclaims any intent or obligation to update forward-looking statements hereafter. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the outcome and results of the audit and the Company’s ability to cure any alleged default. These risks, uncertainties and other factors are described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents filed with the SEC from time to time. Understanding the information contained in these filings is important in order to fully understand the Company’s reported financial results and its business outlook for future periods. In particular, this press release includes forward looking statements relating to our estimated results for 2021, the timing of finalization of our audited financial statements for and as of December 31, 2021, and Annual Report on Form 10-K for 2021, the likelihood that our debt will not be accelerated, and financial projections for fiscal year 2022. There can be no assurance that these forward looking statements will prove accurate, and any acceleration of our debt could have a material adverse effect on our results of operations and financial condition.

Media Relations: Investor Relations:

Eric Krantz Mark Zindler

eric.krantz@verramobility.com mark.zindler@verramobility.com